Exhibit 99.1

SUMMARY OF COMPENSATION COMMITTEE ACTIONS,
EFFECTIVE JULY 6, 2009

Effective July 6, 2009, the Compensation Committee awarded stock options and/or performance share units to certain executive officers, including the following six named executive officers, under the Company’s 2008 Incentive Compensation Plan (the “2008 Plan”).

Named Executive Officer	Title	Option Awards(1)	PSU Awards(2)

C. Larry Pope	President and CEO	100,000	300,000
Robert W. Manly, IV	EVP and CFO	33,000	100,000
Carey J. Dubois	VP, Finance	5,000	--
George H. Richter	President and COO, Pork Group	50,000	125,000
James C. Sbarro	President of Farmland Foods	15,000	--
Timothy O. Schellpeper	President of Smithfield Packing	15,000	--

(1)
All options were granted effective July 6, 2009 pursuant to the 2008 Plan and have a seven-year term and vest ratably over three years. The exercise price for these options is $13.30 which was the closing share price on the date of grant.  All options are immediately exercisable upon a Qualifying Change of Control (as defined in the 2008 Plan).

(2)
All performance share unit awards were granted effective July 6, 2009 pursuant to the 2008 Plan.  For any performance share units to vest, the Company must achieve Profits Before Tax (as such term is defined in the grant letter) of at least $100 million in any one of the Company’s 2010, 2011 or 2012 fiscal years (the “Performance Target”).  If the Performance Target is met, the performance share units vest ratably over a three-year period from the date of grant.  All performance share units fully vest upon a Qualifying Change of Control (as defined in the 2008 Plan).

In addition, the Compensation Committee approved a one-time performance-based award for the Company’s chief executive officer, C. Larry Pope, under the 2008 Plan related to our previously announced Pork Group restructuring.  Under the award, Mr. Pope will receive a one-time cash payment of $1.5 million upon the Compensation Committee’s certification that all of the following conditions have been fulfilled:

•
as of any date on or after the last day of the third quarter of fiscal 2010 through and including the end of fiscal 2010, the Company achieves operating efficiencies in the Pork Group determined as an annualized projected cost savings run rate of $90 million compared to the annualized Pork Group cost run rate on May 3, 2009;

•	the successful closure and rationalization of six specified meat processing plants by March 15, 2010; and
•	not more than an aggregate of $60 million in capital expenditures is incurred to carry out the plant consolidations contemplated by the Pork Group restructuring.